Exhibit 3.465

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/17/2002 020246808 – 3515691

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (INTERNATIONAL), LLC

This Certificate of Formation of Time Warner Cable Information Services (International), LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Information Services (International), LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective at the time of filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 16th day of April, 2002.

/s/ Jill A. Clarke
Jill A. Clarke

State of Delaware Secretary of State Division of Corporations Delivered 07:31 PM 02/01/2007 FILED 07:10 PM 02/01/2007 SRV 070116354 – 3515691 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (INTERNATIONAL), LLC

1. The name of the limited liability company is Time Warner Cable Information Services (International), LLC.

2. The Certificate of Formation of the limited liability company is hereby amended by changing Article 1 to read as follows:

1. The name of the Company is TWC Communications, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of this 1st day of February, 2007.

Time Warner Cable LLC, sole Member,

By:	/s/ David A. Christman
David A. Christman, SVP & Assistant Secretary